EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS

NOVEMBER 2, 2004	NASDAQ-EVOL

EVOLVING SYSTEMS REPORTS 2004 THIRD QUARTER RESULTS

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of innovative software solutions and services to the wireless, wireline and IP carrier market, today reported profitable results for its third quarter ended September 30, 2004.

THIRD QUARTER RESULTS

The Company reported net income of $517,000, or $0.03 per basic and diluted share, for the quarter ended September 30, 2004, compared with net income of $2.1 million, or $0.15 per basic and $0.12 per diluted share, in the same quarter a year ago.  The decline in net income was attributable to lower revenue in the third quarter of 2004 and also included the effect of $214,000 in non-cash amortization costs resulting from the November 2003 acquisition of CMS Communications.

Third quarter revenue was $5.7 million, up sequentially from $5.3 million in the second quarter but lower versus $7.1 million in the comparable quarter last year.  License fees and services revenue was $810,000, primarily reflecting lower sales of the Company’s local number portability (LNP) and NumeriTrack™ solutions.  Customer support revenue of $4.9 million was higher than revenue of $2.9 million and $3.2 million on a sequential and year-over-year basis, respectively.  The higher customer support revenue was due to the Company’s successful efforts in obtaining customer acceptance of specified software upgrades associated with a maintenance contract previously deferred from revenue.  Specifically, the Company recognized $2.0 million in customer support revenue and $130,000 of services revenue from this contract in the third quarter.  In addition, this contract is expected to result in approximately $1.2 million of customer support revenue in the fourth quarter of 2004 and another $650,000 in customer support revenue in 2005.  As a result, the Company will recognize a substantial portion of the revenue from this contract in 2004 rather than deferring it all into 2005 as had originally been anticipated.

Total costs of revenue and operating expenses were $5.3 million in the third quarter, down from $5.5 million in the second quarter of 2004 but up from $5.0 million in the same quarter last year.  The year-over-year increase was due to higher costs of customer support and sales and marketing resulting from the CMS acquisition, and to increased general and administrative costs, partially offset by lower costs of license fees and services and product development.

Evolving Systems closed the third quarter with cash and cash equivalents of $20.7 million, up from $18.0 million at year-end but down from $22.5 million in the second quarter as the Company delivered on its customer support contracts and invested in capital equipment to support current and anticipated growth initiatives.  Working capital at September 30, 2004 was $15.2 million, up from $14.5 million in the second quarter.  Long-term obligations declined to $133,000 from $149,000 in the second quarter.  The Company booked $1.9 million in new orders in the third quarter, including $1.0 million in licenses and services and $900,000 in customer support.  Backlog at September

30, 2004 was $6.5 million, consisting of $5.4 million in customer support and $1.1 in license fees and services.  The Company’s customer support backlog typically declines over the first three quarters of the year prior to increasing in the fourth quarter when most of its maintenance contracts are renewed.

Nine-Month Results

For the nine months ended September 30, 2004 the Company reported net income of $593,000, or $0.04 per basic and $0.03 per diluted share, versus net income of $6.4 million, or $0.46 per basic and $0.41 per diluted share, in the same period a year ago.  The reduction in profitability through nine months was due primarily to lower revenue for the comparative periods.

Revenue through nine months was $16.8 million versus $22.2 million in the same period last year.  License fees and services revenue decreased to $6.4 million from $12.1 million.  The $12.1 million figure included a $1.6 million LNP license sale with one of the last carriers to implement LNP.  The decrease was also attributable to the effects of consolidation in the industry as well as lower wireless number portability (WNP) volumes that resulted in a drop in license sales involving the Company’s number portability solutions.  Customer support revenue through nine months increased to $10.4 million from $10.0 million in the same period last year.

Total costs and expenses through nine months increased to $16.4 million from $15.8 million in the same period last year.  Customer support costs increased year over year by approximately $1.5 million, including $646,000 in non-cash amortization related to expansion of the Company’s product portfolio through the CMS acquisition.  Costs of license fees and services decreased nearly $1.3 million due to a reduction in labor hours expended on license-related software and services as a result of fewer license and services projects.  Sales and marketing expense increased due to higher employee expenses related to the acquisition of CMS and the development of the Company’s channel sales initiative.  Product development expenses decreased but were partially offset by increased general and administrative costs.

“We are pleased to report a return to profitability in the third quarter in spite of ongoing sluggishness in the telecommunications industry,” said Stephen Gartside, president and CEO of Evolving Systems.  “We have now achieved profitability in eight of the past nine quarters and will continue to pursue our dual strategy of organic and acquisitive growth while looking forward to a turnaround in our industry.

“Our offshore development capability is a prime example of our commitment to control costs in order to remain competitive,” Gartside added.  “Evolving Systems Networks India (EVI) continues to grow and contribute to lower costs and expedited solutions development and deployment.  EVI currently has a staff of 42 with plans to expand further during the first half of 2005.  EVI is critical not only to our ability to manage costs and better serve existing customers but to managing the growth we expect to achieve through new product and service offerings, particularly in emerging, high-growth broadband areas, as well as through recent and anticipated acquisitions.”

Gartside noted that Evolving Systems has demonstrated progress in all aspects of its growth strategy – covering both organic and M&A initiatives – over the past several quarters.  On the organic front, the Company has achieved important strategic wins in all three product areas.  In the area of service assurance, Evolving Systems is implementing for a key ILEC customer a next-generation version of its TDMS solution to collect performance data from broadband network elements.  This arrangement represents an important first step in penetrating the packet and broadband space, which offers strong potential for new sales opportunities.  In the area of number inventory, a major U.S. carrier customer elected to expand its use of the Company’s NumeriTrack™ solution to handle all voice over Internet protocol (VoIP) phone number management in and out of region.  This agreement represented further penetration of an existing customer’s back office as well as initial penetration of the high-growth VoIP space.  And in the area of number portability, the Company recently announced a contract to extend its leading number portability solution to manage a carrier’s VoIP services.  The carrier will leverage Evolving Systems’ Orderpath® solution to handle all VoIP and traditional phone number porting for its ILEC and CLEC operations.

In October 2004, Evolving Systems completed its second acquisition in 11 months when it acquired Telecom Software Enterprises, LLC (TSE).  The acquisition will add an anticipated $2.5 million in annual revenue while expanding the Company’s product portfolio with advanced testing and service assurance solutions.

Finally, the Company recently strengthened its channel activities by teaming with Alcatel to offer a single, integrated number portability solution to support wireline, wireless and VoIP service providers.  Alcatel is a formidable business partner with a worldwide installed base in fixed and mobile broadband networks.

Outlook

Evolving Systems expects 2004 revenue in the range of $25 million to $27 million based on the combination of organic and acquisitive activity.  This range includes approximately $3.2 million in customer support revenue in the second half of 2004 from the earlier referenced deferred contract that the Company has been delivering on throughout the year.  As previously described, that contract has been fully accepted by the customer and a significant portion of the associated revenue will be recognized in 2004.  Evolving Systems also reaffirms expectations to be profitable in the fourth quarter and for the year 2004 before charges from M&A activity.

The Company plans to provide 2005 guidance based on its strategic and operating plans during the course of the fourth quarter of 2004.

Conference Call

Evolving Systems will conduct its third quarter conference call on November 4th at 2:15 p.m. MT

• Call 1-800-218-8862 for domestic toll free

• Call 303-262-2190 for Denver and international

• Conference I.D. number is 11013259.

• Telephone replay through November 18, 2004 at 800-405-2236 or 303-590-3000, passcode 11013259#.

• Webcast, go to www.evolving.com.  Replay available through December 4, 2004.

About Evolving Systems

Evolving Systems, Inc. (NASDAQ: EVOL) enables wireline, wireless and IP customers by providing innovative software solutions and services.   Founded in 1985, the Company provides local number portability, number inventory, network mediation and service assurance solutions to some of the largest telecommunication service providers in North America. Evolving Systems is headquartered in Englewood, CO with development centers in Columbus, OH and Bangalore, India.  For more information, http://www.evolving.com

CAUTIONARY STATEMENT: This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, the Company’s statements about growth, and future profitability; future business in number portability, sales by channel partners, growth of business in VoIP and next generation solutions; revenue and expense projections; the Company’s M&A strategy and its impact on revenue and earnings growth; and the impact of the Indian subsidiary are forward-looking statements.  Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these forward-looking statements.  Actual results could differ materially because of many factors, such as the timing of delivery under the Company’s contracts;  internal budgeting changes of customers; unexpected costs and delays in, or failure to meet, project milestones; the impact of competition, the impact of prior acquisitions and future M&A activities, if any; the impact of the business and economic climate in India and the Company’s ability to manage a foreign subsidiary;  and the general state of the telecommunications industry.

For a more extensive discussion of the Company’s business, please refer to the Company’s Form 10-K filed with the SEC on March 24, 2004 as well as subsequently filed Form 10-Q and 8-K reports.

CONTACTS:

Investor Relations	Public Relations
Jay Pfeiffer	Dan La Russo
Pfeiffer High Investor Relations, Inc.	Ogilvy Public Relations Worldwide
303.393.7044	212.880.5315
jay@pfeifferhigh.com	dan.larusso@ogilvypr.com

Consolidated Statements of Operations

(In thousands except per share data)

	THREE MONTHS ENDED September 30,		NINE MONTHS ENDED September 30,
(UNAUDITED)	2004	2003	2004	2003

Revenue:
License fees and services	$810	$3,948	$6,412	$12,133
Customer support	4,929	3,200	10,354	10,045
Total revenue	5,739	7,148	16,766	22,178
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation	817	1,140	3,028	4,321
Costs of customer support excluding depreciation	2,011	1,427	5,906	4,401
Sales and marketing	942	684	2,779	2,109
General and administrative	1,100	891	2,969	2,742
Product development	152	568	884	1,224
Depreciation	272	269	811	918
Restructuring and other expenses	—	—	—	38
Total costs of revenue and operating expenses	5,294	4,979	16,377	15,753
Income from operations	445	2,169	389	6,425
Other income, net	92	41	216	137
Income before income taxes	537	2,210	605	6,562
Provision for income taxes	20	126	12	126
Net income	$517	$2,084	$593	$6,436
Basic income per common share	$0.03	$0.15	$0.04	$0.46
Diluted income per common share	$0.03	$0.12	$0.03	$0.41
Weighted average basic shares outstanding	15,890	14,318	15,860	13,880
Weighted average diluted shares outstanding	16,906	16,893	17,378	15,556

Consolidated Balance Sheets

(In thousands)

(Unaudited)	September 30, 2004	December 31, 2003

ASSETS
Current assets:
Cash and cash equivalents	$20,692	$17,999
Current portion of restricted cash	100	100
Contract receivables, net of allowance of $44 and $65 at September 30, 2004 and December 31, 2003, respectively	2,209	9,292
Unbilled work-in-progress	31	622
Prepaid and other current assets	1,167	868
Total current assets	24,199	28,881
Property and equipment, net	1,851	1,579
Intangible assets, net	3,199	3,845
Goodwill	6,955	6,996
Long-term restricted cash	400	400
Total assets	$36,604	$41,701
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$31	$29
Accounts payable and accrued liabilities	2,739	3,044
Unearned revenue	6,265	11,972
Total current liabilities	9,035	15,045
Long-term obligations	133	183
Total liabilities	9,168	15,228
Stockholders’ equity:
Common stock	16	16
Additional paid-in capital	67,719	67,342
Other comprehensive loss	(7)	—
Accumulated deficit	(40,292)	(40,885)
Total stockholders’ equity	27,436	26,473
Total liabilities and stockholders’ equity	$36,604	$41,701